                                                                    EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT


                                  by and among

                                 ARMANDO CODINA

                                      and

                               CODINA GROUP, INC.

                                      and

                              ST. JOE CORPORATION

                                      and


                          WEEKS REALTY SERVICES, INC.


                           DATED:  February ___, 1998

                               TABLE OF CONTENTS
                               -----------------



                                                         PAGE



                            ARTICLE I - DEFINITIONS



                    ARTICLE II - TRANSFER OF SHARES; CLOSING


2.1    Shares..........................................  10
2.2    Purchase Price..................................  10
2.3    Closing Obligations.............................  11

      ARTICLE III - REPRESENTATIONS AND WARRANTIES OF CODINA AND COMPANY


 3.1   Organization and Good Standing..................  12
 3.2   Authority.......................................  12
 3.3   No Conflict.....................................  12
 3.4   Capitalization of Company.......................  13
 3.5   Capitalization of Subsidiaries..................  14
 3.6   Financial Statements............................  15
 3.7   Licensing of Company and Subsidiaries...........  15
 3.8   Books and Records...............................  16
 3.9   Title to Properties; Encumbrances...............  16
 3.10  Condition and Sufficiency of Assets.............  17
 3.11  Accounts Receivable.............................  17
 3.12  No Undisclosed Liabilities......................  18
 3.13  Taxes...........................................  18
 3.14  No Material Adverse Change......................  19
 3.15  Employee Benefits...............................  19
 3.16  Compliance with Legal Requirements..............  20
 3.17  Governmental Authorizations.....................  20
 3.18  Legal Proceedings...............................  21
 3.19  Orders..........................................  21
 3.20  Absence of Certain Changes and Events...........  21
 3.21  Contracts.......................................  22
 3.22  No Defaults.....................................  23
 3.23  Insurance.......................................  24
 3.24  Environmental Matters...........................  25
 3.25  Employees.......................................  26
 3.26  Intellectual Property...........................  27
 3.27  Certain Payments................................  28
 3.28  Disclosure......................................  28

                                      -i-

 3.29  Relationships with Related Persons..............  28
 3.30  Brokers or Finders..............................  29
 3.31  Bank Accounts; Directors & Offices..............  29

       ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF ST. JOE AND WEEKS

4.1   Organization and Good Standing...................  29
4.2   Authority........................................  29
4.3   No Conflict......................................  29
4.4   Investment Intent................................  30
4.5   Certain Proceedings..............................  30
4.6   Brokers or Finders...............................  30
4.7   Organization and Good Standing...................  30
4.8   Authority........................................  30
4.9   No Conflict......................................  30
4.10  Investment Intent................................  31
4.11  Certain Proceedings..............................  31
4.12  Brokers or Finders...............................  31

                    ARTICLE V. - INDEMNIFICATION; REMEDIES


5.1    Survival; Right to Indemnification..............  31
5.2    Indemnification and Payment of Damages by Codina. 31
5.3    Indemnification and Payment of Damages by St. Joe 32
5.4    Indemnification and Payment of Damages by Weeks.. 32
5.5    Assertion of Claims.............................. 32
5.6    Indemnity Limits................................. 33

                        ARTICLE VI - GENERAL PROVISIONS


6.1   Expenses.......................................... 34
6.2   Public Announcements.............................. 34
6.3   Confidentiality................................... 34
6.4   Enforcement Costs................................. 34
6.5   Equitable Remedies................................ 35
6.6   Notices........................................... 35
6.7   Jurisdiction; Service of Process.................. 36
6.8   Further Assurances................................ 36
6.9   Waiver............................................ 36
6.10  Entire Agreement and Amendment.................... 37
6.11  Assignment, Successors and No Third-Party Rights.. 37
6.12  Severability...................................... 37
6.13  Section Headings, Construction.................... 37
6.14  Time of Essence................................... 38

                                      -ii-

6.15  Governing Law..................................... 38
6.16  Counterparts...................................... 38


                            STOCK PURCHASE AGREEMENT
                            ------------------------


          THIS STOCK PURCHASE AGREEMENT is made as of February ___, 1998, by and among ST. JOE CORPORATION, a Florida corporation ("St. Joe"), and WEEKS REALTY SERVICES, INC., a Georgia corporation indirectly, majority-owned by Weeks Corporation ("Weeks") (referred to sometimes together as the "Buyers"), and ARMANDO CODINA, an individual resident of the State of Florida ("Codina"), and CODINA GROUP, INC., a Florida corporation (the "Company") (referred to sometimes together as "Sellers").

          WHEREAS, the Company is a corporation organized and existing under the laws of the State of Florida in the business of providing development, management, construction, consulting, and leasing services for real properties located in south Florida;

          WHEREAS, St. Joe is a corporation organized and existing under the laws of the State of Florida that is interested in providing development, management, construction, consulting, and leasing services for real properties located in south Florida;

          WHEREAS, Weeks is a corporation organized and existing under the laws of the State of Georgia that is interested in providing development, management, construction, consulting, and leasing services for real properties located in south Florida;

          WHEREAS, the Company owns directly or indirectly all of the issued and outstanding shares of stock of certain operating companies that perform development, management and leasing services, such companies being Codina Development Corporation, Codina Construction Corporation, Codina Bush Klein Realty, Inc., Codina Real Estate Management, Inc., CR Consulting, Inc. and C & S Real Estate Development Corp. (sometimes referred to herein together as the "Subsidiaries" and individually as "Subsidiary");

          WHEREAS, the Company and Codina have determined that it would be in their respective best interests to sell a certain percentage of the Company's issued and outstanding stock to Weeks and St. Joe;

          WHEREAS, St. Joe and Weeks have determined that it would be in their respective best interests to each acquire one-third of the capital stock of the Company; and

          WHEREAS, Sellers and Buyers wish to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transaction contemplated hereby.

          NOW, THEREFORE, in consideration of the premises and of the respective covenants, representations, warranties and agreements herein contained, it is hereby covenanted and agreed by and among the parties hereto that they shall carry out and consummate the following agreement ("Agreement"):


                            ARTICLE I.   DEFINITIONS
                            ------------------------

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:


          "Applicable Contract" means any Contract (a) under which the Company or any Subsidiary has or may acquire any rights, (b) under which the Company or any Subsidiary has or may become subject to any obligation or liability, or (c) by which the Company or any Subsidiary or any of the assets owned or used by any of them is or may become bound.

          "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

          "Breach" means a Breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement which will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision, or
(b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

          "Buyers" has the meaning as defined in the first paragraph of this Agreement.

          "Closing" means the date of this Agreement.

          "Closing Date" means the date and time as of which the Closing actually takes place.

          "Closing Date Balance Sheet" has the meaning defined in Section 3.6.

          "Collateral Documents" means those documents listed in Section 2.3.

          "Company" has the meaning as defined in the first paragraph of this Agreement.

          "Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

          "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

          (a) the issuance or transfer of the St. Joe Shares and the Weeks Shares by Sellers to Buyers for the Purchase Price and the cancellation and reissuance of any and all certificates representing the Shares;

          (b) the execution, delivery and performance of the Seller's Release;

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

          (d) the execution, delivery and performance of the Shareholders' Agreement by Buyers and Sellers;

          (e) the execution, delivery and performance of the License Agreement by Codina; and

          (f) Buyers' acquisition and ownership of the Shares.


     "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.


     "Damages" has the meaning as defined in Section 5.2.


     "Development Agreements" means any Applicable Contract under which the Company or a Subsidiary is responsible for the development of real property as more particularly described in Exhibit 3.21(i).

     "EBITDA" shall mean for purposes of this Agreement, the net income (determined in accordance with generally accepted accounting principles) of the Corporation for the twelve month period ended December 31, 1997, before interest expense and the provision for income taxes, adjusted by (i) adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at the Corporation's net income for such period, (ii) subtracting therefrom the amount of all non-cash gains that were added in arriving at the Corporation's net income for such period, (iii) excluding from such calculation all extraordinary items (determined in accordance with generally accepted accounting principles) and (iv) adding thereto the amount of all non-cash losses that were deducted in arriving at the Corporation's net income for such period; provided that in computing EBITDA for such period, no amount shall be deducted for salaries, bonuses and any and all benefits paid or payable to Jeb Bush, any extraordinary bonuses paid to Henry Befeler, Hank Klein, Ford Gibson, Jose Hevia, Rafael Rodon, William Wassey and Armando Codina and the fee paid to Arthur Andersen in connection with the Contemplated Transaction. For this purpose an extraordinary bonus shall mean any payment in excess of such Person's base salary, benefits and the incentive compensation described on the Exhibits to the Employment Agreements between the Corporation and Messrs. Befeler, Gibson, Klein, Wassey, Rodon and Hevia all dated as of January 1, 1998.

          "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands) groundwaters, drinking water supply, stream sediments, ambient air (including indoor air) plant and animal life and any other environmental medium or natural resource.

          "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

        (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

        (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

        (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

        (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.


     The terms "removal", "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").


     "Environmental Law" means any Legal Requirement that requires or relates to:

        (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of to commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

        (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

        (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

        (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

        (e)  protecting resources, species or ecological amenities;

        (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

        (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

        (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.


          "Facilities" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company or any Subsidiary and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by the Company or any Subsidiary.

          "Financial Statements" has the meaning as defined in Section 3.6.


          "GAAP" means generally accepted accounting principles in effect in the United States from time to time.


          "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any:

        (a) federal, state, regional, county, city, town, village, district or other jurisdiction of any nature;

        (b) federal, state, local, municipal, foreign or other government;

        (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

        (d) multi-national organization or body; or

        (e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.


     "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company or any of the Subsidiaries.


     "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Indemnification Claim" has the meaning as defined in Section 5.5.

     "Indemnified Party" has the meaning as defined in Section 5.5.

     "IRC" means the Internal Revenue Code of 1986 or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.


     "Knowledge of Codina" means the actual knowledge of Armando Codina and Henry Befeler with respect to the subject matter of the representation.


     "Leasing Agreements" means any Applicable Contract under which the Company or a Subsidiary has a right to list and/or lease certain commercial and industrial space as more particularly described in Exhibit 3.21(i).


     "Legal Requirement" means any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation statute or treaty.

     "License Agreement" means that certain license agreement dated the date hereof, by and between Codina, as licensor, and the Company, as licensee.

     "Management Agreements" means any Applicable Contract under which the Company or a Subsidiary is responsible for the management of the operations of real property as more particularly described in Exhibit 3.21(i).


     "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies) designated to provide safe and healthful working conditions.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

        (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

        (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.


     "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (e) any amendment to any of the foregoing.


     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proprietary Rights Agreement" has the meaning defined in Section 3.25.

     "Purchase Price" means an aggregate of $16,800,000 as adjusted pursuant to the provisions of Section 2.2.

     "Related Person" means, with respect to a particular individual:

        (a)  each other member of such individual's Family;

        (b) any Person that is directly or indirectly controlled by such individual or one or more member of such individual's Family;

        (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a material Interest; and

        (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer partner, executor or trustee (or in a similar capacity).


     With respect to a specified Person other than an individual:

        (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

        (b)  any Person that holds a material Interest in such specified Person;

        (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

        (d)  any Person in which such specified Person holds a material
     Interest;

        (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

        (f)  any Related Person of any individual described in clause (b) or
     (c).


     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual's spouse and, (ii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (b) "material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.


     "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor law, regulations and rules issued pursuant to that act or any successor law.

          "Sellers" has the meaning as defined in the first paragraph of this Agreement.

          "Sellers' Closing Documents" means the Collateral Documents, Sellers' Release and the certificates representing the St. Joe Shares and the Weeks Shares.

          "Sellers' Release" has the meaning as defined in Section 2.3.

          "Shareholders' Agreement" means that certain shareholders' agreement dated as of the date hereof, by and between Codina, Weeks and St. Joe, as Shareholders, and the Company.


          "Shares" has the meaning as defined in Section 3.4.

          "St. Joe Shares" means the 3,601 Shares delivered to St. Joe by Codina and the 1,399 Shares issued to St. Joe by the Company.

          "Subsidiary" has the meaning as defined in the Recitals of this Agreement.

          "Tax" means any and all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, customs duties, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by, the United States or any other country or by any state, municipality, subdivision or instrumentality of, the United States or of any other country or by any other Governmental Authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.


          "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

          "Threatened" means a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing) or if any other event has occurred or any other circumstances exist that would lead a prudent

Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         "Warrant Agreement" means the form of warrant agreement attached hereto as Exhibit A.

         "Weeks Shares" means the 3,601 Shares delivered to Weeks by Codina and the 1,399 Shares issued to Weeks by the Company.

         "Weeks Warrant" means a warrant to purchase a share of Weeks Corporation common stock issued pursuant to a Warrant Agreement containing the same terms and conditions as the Warrant Agreement with an Exercise Price (as defined therein) equal to the closing price of Weeks Corporation's common stock on the first day immediately preceding the Closing Date when the New York Stock Exchange is open for business.


                    ARTICLE II.  TRANSFER OF SHARES; CLOSING
                    ----------------------------------------



     2.1  SHARES.  Subject to the terms and conditions of this Agreement,
          ------
Sellers hereby sell or issue, as applicable the St. Joe Shares to St. Joe and the Weeks Shares to Weeks.


     2.2  PURCHASE PRICE.
          --------------


     (a) St. Joe hereby delivers (i) to Codina the sum of Six Million Fifty Thousand Dollars ($6,050,000) and (ii) to the Company the sum of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000), both in exchange for the St. Joe Shares. Weeks hereby delivers (i) to Codina the sum of Six Million Fifty Thousand Dollars ($6,050,000) and (ii) to Company the sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), both in exchange for the Weeks Shares. Upon completion of the Company's 1997 audited financial statements, (i) if (a) the Company's 1997 EBIDTA is less than $4,000,000 and/or (b) the Company's liabilities exceed its assets, the Purchase Price paid to the Company and Codina collectively by Weeks and St. Joe will be reduced by the sum of (I) an amount equal to the product of (A) 66 2/3% and (B) the product of (1) 6 and
(2) the amount, if any, by which $4,000,000 exceeds the Company's 1997 EBITDA and (II) the product of (A) 66 2/3% and (B) the amount, if any, by which the Company's liabilities exceed its assets or (ii) if (a) the Company's 1997 EBITDA exceeds $4,400,000 and/or (b) the Company's assets exceed its liabilities, the Purchase Price paid to the Company and Codina collectively by Weeks and St. Joe will be increased by the sum of (I) an amount equal to the product of (A) 66 2/3% and (B) the product of (1) 6 and (2) the amount, if any, by which the Company's 1997 EBITDA exceeds $4,400,000 but is not in excess of $4,600,000 and
(II) the product of (A) 66-2/3% and (B) the amount, if any, by which the Company's assets exceed its liabilities. Any purchase price increase or decrease shall be paid or repaid by or to the Sellers in the same ratio as their initial payments hereunder provided that for such purpose the total Purchase Price paid to the Company shall be deemed to be $4,700,000. Any purchase price adjustment shall be paid in cash within 30 days after issuance of the Company's 1997 audited financial statements.

     (b) If the cost to the Corporation of reaching agreement with the Internal Revenue Service regarding the qualification of the Codina Group Employee Savings and Protection Plan net of any recovery from consultants to the Corporation exceeds $25,000, the Purchase Price shall be reduced by such excess amount.
Such excess amount, if any, shall be paid in cash by Codina to the Corporation within thirty (30) days after such amount is ultimately determined.

     2.3  CLOSING OBLIGATIONS.  Sellers shall deliver to Buyers:
          -------------------


          (i) certificates representing the St. Joe Shares and the Weeks Shares to St. Joe and Weeks respectively;

          (ii) release in the form of Exhibit B attached hereto executed by Seller ("Seller's Release");

          (iii) Shareholders' Agreement; and

          (iv)  License Agreement.


     2.4  Weeks Warrants.  The Company shall purchase and Weeks Corporation
          --------------
shall sell to the Company 100,000 Weeks Warrants for a purchase price of Four Hundred Thousand Dollars ($400,000). Codina shall purchase and Weeks Corporation shall sell to Codina 70,000 Weeks Warrants for a purchase price of Two Hundred and Eighty Thousand Dollars ($280,000). The Company and Codina shall pay the foregoing purchase price by wire transfer within two business days from the Closing Date and Weeks Corporation shall deliver a Warrant Agreement and the Warrant Certificates referred to in such Warrant Agreement to the Company and Codina within thirty days from the Closing Date.

          The individuals listed below shall purchase and Weeks Corporation shall sell to the individuals listed below the number of Weeks Warrants listed opposite their names for the purchase price indicated:



                                          Number of
Name                                    Weeks Warrants            Purchase Price
------------------------------    ------------------------------  ------------------
Henry Befeler                     50,000                          $200,000
Ford Gibson                       40,000                          $160,000
Henry Klein                       20,000                          $ 80,000
William T. Wassey                 20,000                          $ 80,000
Jose Hevia                        20,000                          $ 80,000
Rafael Rodon                      30,000                          $120,000

     The purchase price shall be paid by Messrs. Befeler, Gibson, Klein, Wassey, Hevia and Rodon by check within ten business days from the Closing Date and Weeks Corporation shall deliver a Warrant Agreement and the Warrant Certificates referred to in such Warrant Agreement to such individuals within thirty days from the Closing Date.


                  ARTICLE III.  REPRESENTATIONS AND WARRANTIES
                  --------------------------------------------

                             OF CODINA AND COMPANY
                             ---------------------



     Codina, and the Company as to Sections 3.1 through and including Section
3.5 only, jointly and severally, represent and warrant to each of the Buyers as follows:


     3.1  ORGANIZATION AND GOOD STANDING.  The Company and the Subsidiaries are
          ------------------------------
each a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct their business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Neither the Company nor any Subsidiary is qualified to do business as a foreign corporation under the laws of any other state or other jurisdiction because the ownership and use of the properties owned or used by it, or the nature of the activities conducted by it, does not require such qualification. Sellers have delivered to Buyers true, correct and complete copies of the Organizational Documents of the Company and Subsidiaries, as currently in effect.

     3.2  AUTHORITY.  The execution and delivery of this Agreement and the other
          ---------
Sellers' Closing Documents by the Company and the performance by the Company of its covenants and agreements hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company, and each of this Agreement and the Collateral Documents constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization or other laws now or hereafter in effect affecting creditors' rights generally and subject to general principles of equity. Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents, and all of the Seller's Closing Documents executed and delivered by the Company and the Contemplated Transactions have been approved by all necessary corporate and other action.


     3.3  NO CONFLICT.  Except as would not have a material adverse effect on
          -----------
the consolidated financial condition of the Company, provided that the preceding exception does not apply to Subsection 3.3(i), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both);


          (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Company or the

     Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of the Company or the Subsidiaries;

          (ii) contravene, conflict with or result in a violation of or give any Governmental Body or other Person the right to challenge Codina's or the Company's consummation of any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Codina, the Company or any Subsidiary, or any of the assets owned or used by Codina, the Company or any Subsidiary, may be subject;


          (iii) contravene, conflict with or result in a violation of any of the terms or requirements of or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary;


          (iv) to the Knowledge of Codina, cause the Company or any Subsidiary to become subject to or to become liable for the payment of any Tax for which they would otherwise not be liable;


          (v) contravene, conflict with or result in a violation or breach of any provision of or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify any Applicable Contract; or


          (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company and the Subsidiaries.


          Except as provided in Exhibit 3.3, neither Codina nor the Company nor any Subsidiary is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except as set forth on Exhibit 3.3 attached hereto.


     3.4  CAPITALIZATION OF COMPANY.  The authorized capital stock of the
          -------------------------
Company consist of Fifty Thousand (50,000) shares of common stock, par value one cent ($.01) per share, of which Twelve Thousand Two Hundred and Two (12,202) shares are issued and outstanding (the "Shares"). Codina is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, and Codina has full legal right, power and authority to transfer the Shares to the Buyers. With the exception of the Shares there exists no outstanding equity securities or other securities or any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring the Company to issue or entitling any Person or entity to acquire any additional shares of capital stock or any other equity security of the Company. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities or any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring the Company to issue or entitling any Person or entity to acquire any additional shares of capital stock or any other equity security of the Company. Neither the Shares nor any other securities of the Company were issued or transferred in violation of the Securities Act or any other Legal Requirement. Except as set forth on Exhibit 3.4 attached hereto, the Company and the Subsidiaries do not own, or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business other than the Subsidiaries. To the Knowledge of Codina no former or present holder of any of the capital stock of the Company has any legally cognizable claim against the Company or Codina, based on any issuance, sale, purchase, redemption or involvement in any transfer of any capital stock by the Company. The Company has no outstanding obligations to repurchase, redeem or otherwise acquire any outstanding shares of its stock.


          3.5  CAPITALIZATION OF SUBSIDIARIES.  The authorized, issued and
               ------------------------------
outstanding capital stock of the Subsidiaries is as set forth below:




                                                        SHARES OF CAPITAL STOCK
     SUBSIDIARIES     AUTHORIZED

                                              ISSUED AND OUTSTANDING        PAR VALUE

Codina Development    7,500                          2,500                   $1.00
 Corporation

Codina Construction   1,000                          1,000                    1.00
 Corporation

Codina Bush Klein       60                             60                    No par
 Realty, Inc.

Codina Real Estate    1,000                          1,000                    $.01
 Management, Inc.

CR Consulting, Inc.   1,000                          1,000                   $1.00

C&S Real Estate       1,000                          1,000                   $1.00
 Development Corp.


The Company is the record and beneficial owner and holder of all of the outstanding capital stock of each Subsidiary (other than C&S Real Estate Development Corp.), free and clear of all Encumbrances. Codina Development Corporation is the record and beneficial owner and holder of all capital stock of C&S Real Estate Development Corp., free and clear of all Encumbrances. With the exception of the shares identified above, there exists no outstanding equity securities or other securities or any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring any Subsidiary to issue or entitling any Person or entity to acquire any additional shares of capital stock or any other equity security of any Subsidiary. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Subsidiary. All of the outstanding equity securities of each Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Subsidiary. None of the outstanding equity securities or other securities or any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring any Subsidiary to issue or entitling any Person or entity to acquire any additional shares of capital stock or any other equity security of any Subsidiary was issued or transferred in violation of the Securities Act or any other Legal Requirement. Except for Codina Development Corporation, which owns all of C&S Real Estate Development Corp., no Subsidiary owns, or has any Contract to acquire any equity securities or other securities of any Person, or any direct or indirect equity or ownership interest in any other business. No former or present holder of any of the capital stock of any Subsidiary has any legally cognizable claim against the Company, any Subsidiary or Codina, based on any issuance, sale, purchase, redemption or involvement in any transfer of any capital stock by any Subsidiary. No Subsidiary has any outstanding obligations to repurchase, redeem or otherwise acquire any outstanding shares of its stock.


     3.6  FINANCIAL STATEMENTS.  Sellers have delivered to Buyers:
          --------------------


          (a) consolidated balance sheets of the Company and the Subsidiaries at December 31 in each of the years 1995 through 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the report thereon of Gerson, Preston & Company, P.A., independent certified public accountants; and

          (b) an unaudited consolidated balance sheet of the Company as at December 31, 1997 ("Closing Date Balance Sheet") and the related unaudited consolidated statements of income, for the twelve (12) months then ended (together, with the financial statements referred to in Section 3.6(a), the "Financial Statements").


     Except as provided in Exhibit 3.6, to the Knowledge of Codina such Financial Statements and notes fairly present the consolidated financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company and the Subsidiaries in all material respects, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, and as to the Closing Date Balance

Sheet without customary year end audit adjustments and without the notes which would normally accompany audited financial statements.


          3.7  LICENSING OF COMPANY AND SUBSIDIARIES.  Except as would not have
               -------------------------------------
a material adverse effect on the consolidated financial condition of the Company, the Company and each Subsidiary is licensed, authorized or registered to carry on such business carried on by it in each jurisdiction in which such businesses are carried on as of the date of this Agreement and the employees and the consultants of the Company and each Subsidiary that need to be licensed or registered by any Governmental Authority have all necessary valid licenses and/or registrations to conduct the activities or perform the functions currently being conducted by the Company and the Subsidiaries. To the Knowledge of Codina, the Company and each of the Subsidiaries, except as set forth on
Exhibit 3.7 attached hereto, there has not been, and there is no, Proceeding pending, served or Threatened to suspend, revoke or limit any such license or registration of the Company, any Subsidiary or any employee of the Company or any Subsidiary, and there is no circumstance which, with notice or passage of time or both, will result in any such revocation, suspension or limitation.


          3.8  BOOKS AND RECORDS.  The books of account, minute books, stock
               -----------------
record books and other material records of the Company and the Subsidiaries, all of which have been made available to Buyers, are complete and correct in all material respects. The minute books of the Company and the Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors (including without limitation all issuances, transfers and redemptions of all the capital stock of the Company and the Subsidiaries.), and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing all of those books and records will be in the possession of the Company.


          3.9  TITLE TO PROPERTIES; LEASES ENCUMBRANCES.
               ----------------------------------------
          (a) Exhibit 3.9(a) attached hereto contains a complete and accurate list of all real property or other interests therein owned by the Company and the Subsidiaries. The Company and the Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company and the Subsidiaries or reflected as owned in the books and records of the Company and the Subsidiaries, including all of the properties and assets reflected in the Closing Date Balance Sheet and all of the properties and assets purchased or otherwise acquired by the Company and the Subsidiaries since the date of the Closing Date Balance Sheet (except for personal property acquired and sold since the date of the Closing Date Balance Sheet in the Ordinary Course of Business and consistent with past practice). All properties and assets reflected in the Closing Date Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets (a) mortgages or security interests shown on the Closing Date Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Closing Date Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired) with respect to which no default (or event that with notice or lapse of time or both would constitute a default) exists, (c) liens for current taxes not yet due, and
(d) with respect to real property (i) minor imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto for its intended use, or impairs the operations of the Company or any Subsidiary, and (ii) zoning laws and other land use restrictions, right-of-way, building use restrictions, exception, variances, reservations or limitations that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company or any Subsidiary lie wholly within the boundaries of the real property owned by the Company or any Subsidiary and do not encroach upon the property of or otherwise conflict with the property rights of any other Person.


          (b) Exhibit 3.9(b) sets forth all leases of real property to which the Company or any Subsidiary is a party, together with all amendments and supplements thereto and modifications thereof. To the Knowledge of Codina there is no default or claim of default pending, threatened or asserted against the Company or any Subsidiary by any party to any such contract or agreement, and all such contracts and agreements are currently in full force and effect, and there are no circumstances which, with notice or passage of time or both, would constitute a default or a breach thereunder.

          (c) Except as would not have a material adverse effect in the consolidated financial condition of the Company, Exhibit 3.9(c) sets forth a description of all leases of personal property involving expenditures of $10,000 or more in any year during its term to which the Company or any Subsidiary is a party, together with all amendments and supplements thereto and modifications thereof. No personal property leasehold interest of the Company or any Subsidiary is subject to or subordinate to any security interest, lease or other Encumbrance except as set forth on Exhibit 3.9(c). To the Knowledge of Codina there is no default or claim of default pending, threatened or asserted against the Company or any Subsidiary by any party to any such contract or agreement, and all such contracts and agreements are currently in full force and effect, and there are no circumstances which, with notice or passage of time or both, would constitute a default or a breach thereunder.


          3.10  CONDITION AND SUFFICIENCY OF ASSETS.  Exhibit 3.10 attached
                -----------------------------------
hereto contains a complete and accurate list of the buildings, structures, fixtures and equipment of the Company and the Subsidiaries. To the Knowledge of Codina the buildings, structures, fixtures and equipment of the Company and the Subsidiaries are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put and none of such buildings, plants, structures, fixtures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, fixtures and equipment of the Company and the Subsidiaries are sufficient for the continued conduct of the Company and the Subsidiaries businesses after the Closing in substantially the same manner as conducted prior to the Closing.

           3.11  ACCOUNTS RECEIVABLE.  To the Knowledge of Codina all accounts
                 -------------------
receivable of the Company and the Subsidiaries that are reflected on the Closing Date Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Knowledge of Codina the Accounts Receivable are current and collectible net of the respective reserves shown on the Closing Date Balance Sheet or on the accounting records of the Company and the Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). To the Knowledge of Codina, subject to such reserves, each of the Accounts Receivable either has been or will be collected in full in the Ordinary Course of Business. To the Knowledge of Codina there is no pending contest, claim or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Exhibit 3.11 attached hereto is the Accounts Receivable Ledger as of the date of the Closing Date Balance Sheet, which list sets forth the aging of such Accounts Receivable.

           3.12  NO UNDISCLOSED LIABILITIES.  Except as set forth on Exhibit
                 --------------------------
3.12 or liabilities and obligations incurred in the Ordinary Course of Business, to the Knowledge of Codina neither the Company nor any Subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Closing Date Balance Sheet. The Company has provided Buyers with all information and detail relating to any liability or obligation reflected on or reserved against in the Closing Date Balance Sheet. Further, to the Knowledge of Codina, neither the Company nor any Subsidiary is in material violation of or default under any Contract which could give rise to any material liability or obligation not disclosed on the Closing Date Balance Sheet.

           3.13  TAXES.  The Company and each Subsidiary has filed or cause to
                 -----
be filed (on a timely basis since its creation) all Tax Returns that are or were required to be filed by it and each Subsidiary either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyers copies of all such Tax Returns filed since December 31, 1995. The Company has paid on a timely basis or made provision for the payment of all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company or any Subsidiary. The charges, accruals and reserves with respect to Taxes on the books of the Company and of the Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to the Company's and the Subsidiaries' liability for Taxes. There exists no proposed tax assessment or other dispute or claim for Taxes against the Company or any Subsidiary except as disclosed in the Closing Date Balance Sheet. No consent to the application of
Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company and each Subsidiary is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person on a timely basis. All Tax Returns filed by the Company and each Subsidiary are true, correct and complete. Except with respect to the Subsidiaries, there is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. Neither the Company nor any Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax. There is no audit, examination, deficiency or refund Proceeding with respect to Taxes of any kind pending or Threatened, and there is no basis in fact for any assessment of any additional Tax. All documentary stamp Taxes with respect to the issuance of all capital stock of the Company and the Subsidiaries have been paid.

          3.14  NO MATERIAL ADVERSE CHANGE.  To the Knowledge of Codina, since
                --------------------------
the date of the Closing Date Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company or the Subsidiaries and no event has occurred or circumstance exists that may result in such a material adverse change.


          3.15  EMPLOYEE BENEFITS.
                -----------------
          (i) Except as listed on Exhibit 3.15, neither the Company, any Subsidiary nor any Person treated as a single employer with the Company under IRC Section 414(b), (c) or (m) maintains or contributes to, or has any obligation to maintain or to contribute to, any profit sharing plan, pension plan, welfare plan, retirement plan or other employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"), fringe benefit, severance or any bonus or incentive compensation plan (collectively "Company Benefit Plans").


          (ii) To the Knowledge of Codina, except as provided on Exhibit 3.15, each Company Benefit Plan is in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms.

          (iii) Each Company Benefit Plan intended to qualify under IRC Section 401 (a) has received from the IRS a favorable determination letter with respect to such qualified status of such Company Benefit Plan.

          (iv) To the Knowledge of Codina, all reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any governmental agency or furnished to any participant or beneficiary have been properly and timely filed or so furnished except to the extent that any failure to do so could not be expected to result in the imposition of material liability.

          (v) There are no audits, investigations, and to the Knowledge of Codina, any actions, suits or claims (other than routine claims for benefits) threatened or pending against, or with respect to, any of Company Benefit Plans or the assets thereof, which would result in a material liability of the Company.

          (vi) To the Knowledge of Codina, the consummation of the transactions contemplated hereby will not accelerate the vesting or payment of any benefit under any Company Benefit Plan which would result in a material liability of the Company.


          (vii) To the Knowledge of Codina, the assets allocated to each Company Benefit Plan are equal to or exceed the liabilities of such Company Benefit Plan or such liabilities are properly shown on the Closing Date Balance Sheet.


          3.16  COMPLIANCE WITH LEGAL REQUIREMENTS.  To the Knowledge of Codina
                ----------------------------------
the Company and each Subsidiary is, and at all times since January 1, 1995 has been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of their respective businesses or the ownership or use of any of their respective assets. No event has occurred or circumstance exists that (with or without notice or lapse of time or both)
(A) may constitute or result in a material violation by the Company or any Subsidiary of or a failure on the part of the Company or any Subsidiary to comply with any material Legal Requirement, or (B) may give rise to any obligation on the part of the Company or any Subsidiary to undertake or to bear all or any portion of the cost of any remedial action of any nature. Except as set forth on Exhibit 3.16 attached hereto, neither the Company nor any Subsidiary has received, at any time since January 1, 1995, any notice or other written communication from any Governmental Body or any other Person regarding
(A) any actual, alleged, possible or potential material violation of or failure to comply with any Legal Requirement, or (B) any actual, alleged, possible or potential material obligation on the part of the Company or any Subsidiary to undertake or to bear all or any portion of the cost of any material remedial action of any nature.

          3.17  GOVERNMENTAL AUTHORIZATIONS.  Exhibit 3.17 attached
                ---------------------------
hereto contains a complete and accurate list of each material Governmental Authorization that is held by the Company and the Subsidiaries. To the Knowledge of Codina, each Governmental Authorization listed or required to be listed on Exhibit 3.17 is valid and in full force and effect. To the Knowledge of Codina, the Company is, and at all times since January 1, 1995, has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Exhibit 3.17 attached hereto. To the Knowledge of Codina no event has occurred or circumstance exists that may (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Exhibit 3.17, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or any modification to any Governmental Authorization listed or required to be listed on Exhibit 3.17. Neither the Company nor any Subsidiary has received, at any time since January 1, 1995, any notice or other written communication from any

Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations listed or require to be listed on Exhibit 3.17 have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. To the Knowledge of Codina, the Governmental Authorizations listed on Exhibit 3.17 collectively constitute all of the material Governmental Authorizations necessary to permit the Company and the Subsidiaries to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company and the Subsidiaries to own and use their respective assets in the manner in which they currently own and use such assets.


         3.18  LEGAL PROCEEDINGS.  Except as disclosed on Exhibit 3.18 attached
               -----------------
hereto, there is no pending Proceeding: (A) that has been commenced by or against Codina, the Company or any Subsidiary that relates to the business of or any of the assets owned or used by the Company or any Subsidiary; or (B) that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.


         Except as provided on Exhibit 3.18, to the Knowledge of Codina, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. To the Knowledge of Codina, there is no proceeding pending or Threatened which otherwise relates to or may affect the business of the Company or any Subsidiary.

         3.19  ORDERS.  To the Knowledge of Codina, there is no material Order
               ------
to which the Company or the Subsidiaries or any of the assets owned or used by the Company or the Subsidiaries is subject. To the Knowledge of Codina, no officer, director or employee of the Company or the Subsidiaries is subject to any Order that prohibits such officer, director or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or the Subsidiaries.

         3.20  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Since the date of the
               -------------------------------------
Closing Date Balance Sheet the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and except as set forth on Exhibit 3.20, there has not been any: (i) change in the Company's or the Subsidiaries' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company or any Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment on any of its shares of capital stock; (ii) amendment to the Organizational Documents of the Company or any Subsidiary; (iii) payment or increase by the Company or any Subsidiary of any bonuses, salaries or other compensation to any stockholder, director, officer or employee (except in the Ordinary Course of Business) or entry into any employment, severance or similar Contract with any director, officer or employee; (iv) payment on account of the Shares by way of dividends or other distributions of cash or other assets of the Company; (v) damage to or destruction or loss of any asset or property of the Company or the Subsidiaries, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company and the Subsidiaries taken as a whole; (vi) other than in the Ordinary Course of Business, entry into, termination of or receipt of notice of termination of (1) any license, distributorship, dealer, sales representative, joint venture, management, development, credit or similar agreement; (2) any Management, Development or Leasing Agreement; or (3) any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least Fifty Thousand and no/100 Dollars ($50,000.00); (vii) other than the Ordinary Course of Business, purchase, sale, lease or other disposition of any asset or property of the Company or any Subsidiary or mortgage, pledge or imposition of any lien or other encumbrance on any asset or property of the Company or the Subsidiaries involving Fifty Thousand and no/100 Dollars ($50,000.00) or more, including the sale, lease or other disposition of any of the assets; (viii) cancellation or waiver of any claims or rights with a value to the Company or any Subsidiary in excess of Ten Thousand and no/100 Dollars ($10,000.00); (ix) material change in the tax elections or accounting methods used by the Company or any Subsidiary; (x) agreement, whether oral or written, by the Company or any Subsidiary to do any of the foregoing outside the Ordinary Course of Business; (xi) any borrowings, other than trade payables incurred in the Ordinary Course of Business; (xii) any change in existing credit arrangements with any bank or other institution; (xiii) any material loan or advance made to any officer, director, consultant, agent, employee or shareholder, or Related Person of any of the foregoing outside of the Ordinary Course of Business; or (xiv) any material transactions outside the Ordinary Course of Business.


     3.21  CONTRACTS.  Exhibit 3.21 attached hereto contains a complete and
           ---------
accurate list and the Company has delivered to Buyers true and complete copies of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials in excess of Fifty Thousand and no/100 Dollars ($50,000.00) per annum by the Company and all Subsidiaries, including without limitation the Development, Management and Leasing Agreements;

          (ii) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors in excess of Fifty Thousand and no/100 Dollars ($50,000.00) per annum;

          (iii) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any other Person;

          (iv) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Codina, the Company or any Subsidiary of the Company or limit the freedom of Codina, the Company or any Subsidiary of the Company to engage in any line of business or to compete with any Person;

          (v) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits in excess of Fifty Thousand and no/100 Dollars ($50,000.00) per annum other than direct payments for good and services;

          (vi) each power of attorney that is currently effective and outstanding;

          (vii) each Applicable Contract for capital expenditures in excess of Fifty Thousand and no/100 Dollars ($50,000.00) per annum;

          (viii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company or the Subsidiaries in excess of Fifty Thousand and no/100 ($50,000.00) per annum;

          (ix)  all leases of real property;

          (x) each Applicable Contract with any director, officer, shareholder employee, or affiliates of any of the foregoing entered into by the Company or any Subsidiary;

          (xi) any other written or unwritten agreement that is material to the business of the Company and any Subsidiary; and

          (xii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.


     To the Knowledge of Codina, each Contract identified or required to be identified on Exhibit 3.21 is in full force and effect and is valid and enforceable in accordance with its terms.


     Except as provided on Exhibit 3.21, to the Knowledge of Codina, as of the date hereof with respect to each Construction Contract identified on Exhibit 3.21, it is not anticipated (i) that the party to each of such contracts will be entitled to make a claim for liquidated damages under such contracts or (ii) that the Company's total cost of performing such contracts will exceed the guaranteed maximum price, if any, under such contracts.

     Except as provided on Exhibit 3.21, to the Knowledge of Codina as of the date hereof, it is not anticipated that the Company's cost of performing any Development Agreement which has a guaranteed maximum price will exceed such guaranteed maximum price.


     3.22  NO DEFAULTS.  Except as set forth on Exhibit 3.22, to the Knowledge
           -----------
of Codina:

          (i) the Company and the Subsidiaries are, and at all times have been, in material compliance with all material applicable terms and requirements of each Contract under which the Company or any Subsidiary has or had any obligation or liability or by which the Company or any Subsidiary or any of the assets owned or used by the Company or any Subsidiary is or was bound;

          (ii) each other Person that has or had any obligation or liability under any Contract under which the Company or any Subsidiary has or had any rights is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of or give the Company, a Subsidiary or other Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify any Applicable Contract;

          (iv) neither the Company nor any Subsidiary has given to, or received from, any other Person, at any time any notice or other written communication regarding any actual, alleged, possible or potential violation or breach of or default under any Contract; and

          (v) neither Codina nor the Company nor any Subsidiary is or will be required to give any notice to or obtain Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


     There are no renegotiations or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     3.23  INSURANCE.  To the Knowledge of Codina, except as described on
           ---------
Exhibit 3.23, the Company and each Subsidiary maintains, insurance policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are set forth on Exhibit
3.23 attached hereto. To the Knowledge of Codina, all such insurance policies are in full force and effect. To the Knowledge of Codina, except as described on Exhibit 3.23, all such insurance policies will continue in full force and effect following consummation of the Contemplated Transactions and do not provide for any retroactive premium adjustment or other experience-based liability on the part of the Company or any Subsidiary.


     Neither Company nor any Subsidiary has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or
(ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. The Company and each Subsidiary has paid all premiums due and has, to the Knowledge of Codina, except as described on Exhibit 3.23, otherwise performed all of its obligations under each policy to which the Company or any Subsidiary is a party or that provides coverage to the Company or any Subsidiary or any director, officer, employee, agent or consultant of the Company or any Subsidiary thereof. To the Knowledge of Codina, except as described on Exhibit 3.23, the Company and each Subsidiary, as applicable, has given notice to the insurer of all claims that may be insured thereby.


          3.24  ENVIRONMENTAL MATTERS.
          ---------------------

          (i) To the Knowledge of Codina, the Company is, and at all times has been, in full compliance with and has not been and is not in violation of or liable under any Environmental Law. To the Knowledge of Codina, the Company has no basis to expect nor has it or any other Person for whose conduct it is or may be held to be responsible received any actual or Threatened order, notice or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities of any actual or potential violation or failure to comply with any Environmental Law or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has had an interest or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct they are or may be held responsible.


          (ii) There are no pending or, to the Knowledge of Codina, Threatened claims, Encumbrances or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Company or any Subsidiary has or had an interest.

          (iii) To the Knowledge of Codina, the Company has no basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company or the Subsidiaries had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.


          (iv) To the Knowledge of Codina, neither the Company nor any Subsidiary, nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which the Company or any Subsidiary (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (v) To the Knowledge of Codina, neither the Company nor any Subsidiary, nor any other Person for whose conduct it is or may be held responsible has permitted or conducted or is aware of any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company or any Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.

          (vi) To the Knowledge of Codina, there has been no Release, or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities or from or by any other properties and assets (whether real, personal or mixed) in which the Company or any Subsidiary has or had an interest whether by the Company or any other Person.


          (vii) The Company has delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible with Environmental Laws.


     3.25  EMPLOYEES.
           ---------

          (a) Exhibit 3.25 attached hereto is the Payroll Register as of December 31, 1997 which contains a complete and accurate list of the following information for each employee, officer or director of the Company and each Subsidiary, including each such person on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; last increase in compensation; and vacation accrued. Except as set forth on Exhibit 3.25 attached hereto, no employee, officer or director of the Company or any Subsidiary is a party to or is otherwise bound by any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement between such employee, officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company or any Subsidiary, or (ii) the ability of the Company or any Subsidiary to conduct its business, including any Proprietary Rights Agreement with the Company or any Subsidiary by any such employee, consultant, officer or director. To the Knowledge of Codina, no director, officer or other key employee of the Company or any Subsidiary intends to terminate his employment with the Company or any Subsidiary.


        (b) To the Knowledge of Codina, except as set forth in Exhibit 3.25, neither the Company nor any Subsidiary has any:


               (i) Outstanding written or oral employment, consulting or retainer (except for retainer agreements with attorneys and accountants and retainer agreements for the provision of services for the Company or any Subsidiary that are terminable at will by the Company and entered into in the Ordinary Course of Business) agreements for rendition of services by any person or any outstanding obligation under any prior written or oral agreement of such nature;

               (ii) Officers or other employees or consultants whose employment or retainer, as the case may be, cannot be terminated by the Company or any Subsidiary at will and without penalty, and, except in the Ordinary Course of Business, without payment of any severance or similar benefits imposed by any statute, regulation, order, decree, Applicable Contract or otherwise;

               (iii)Obligations to make future contributions to fund bonus, pension, profit sharing or deferred compensation agreements, plans, or arrangements; or

               (iv) Collective bargaining agreement. or labor union.


          (c) Neither the Company nor any Subsidiary has any "golden parachute agreements" or agreements providing payments, bonuses, or termination or acceleration rights, or other benefits to employees or other Persons in connection with or as a result of a change in control of the Company or any Subsidiary.


          (d) Except as provided elsewhere in this Agreement, neither the Company nor any of the Subsidiaries has any outstanding liability to any of their employees, officers or directors except (i) accrued salaries during the current period (not to exceed one month) or accrued compensation or commissions, as the case may be, and (ii) normal vacations during the preceding twelve months.

          (e) The incentive compensation arrangements reflected on Exhibits to the Employment Agreements by and between the Company and each member of Senior Management (as such term is defined in the Shareholders Agreement) are the same as the incentive compensation arrangements in effect with such individuals for the calendar year 1997 except that there was a 10% holdback of the amount of the incentive compensation which is not provided for in the Exhibits to the Employment Agreements.


          3.26  INTELLECTUAL PROPERTY.
                ---------------------

          (a) To the Knowledge of Codina, except as disclosed on Exhibit 3.26, the Company and the Subsidiaries do not own, use or license: (i) registered and unregistered trademarks, service marks and applications (collectively, "Marks"); or (ii) know-how, trade secrets, confidential information, customer lists, software, technical information, data process technology, plans, drawings and blue prints (collectively, "Trade Secrets").


          (b) Neither the Company nor any Subsidiary owns any patent, patent application or invention or discovery that may be patentable or any copyright in either published works or unpublished works.


     To the Knowledge of Codina, Exhibit 3.26 attached hereto lists all of the Marks and Trade Secrets and contains a complete and accurate list and summary description, including any royalties paid or received by the Company or any Subsidiary, of all Contracts relating to the Marks, Patents, Copyrights and Trade Secrets to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound. To the Knowledge of Codina, there are no outstanding and no Threatened disputes or disagreements with respect to any such agreement. The Company has provided Buyers with true and complete copies of each item listed or required to be listed on Exhibit 3.26. To the Knowledge of Codina, the Company and the Subsidiaries have not infringed on any proprietary rights of any other Person. To the Knowledge of Codina, the Company and each of the Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries. To the Knowledge of Codina, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Marks or Trade Secrets.


          3.27  CERTAIN PAYMENTS.  To the Knowledge of Codina, neither the
                ----------------
Company, the Subsidiaries nor any director, officer or employee of the Company or any Subsidiary, or any other Person associated with or acting for or on behalf of the Company or any Subsidiary has directly or indirectly (i) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Subsidiary or any Related Person of the Company or any Subsidiary, or (d) in violation of any Legal Requirement, and (ii) established or maintained on behalf of the Company or any Subsidiary any fund or asset that has not been recorded in the books and records of the Company or of any Subsidiary.

          3.28  DISCLOSURE.  To the Knowledge of Codina, no representation,
                ----------
warranty or statement of the Company or Codina in this Agreement and no statement contained in any other document executed in connection with this Agreement contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading. To the Knowledge of Codina, there is no fact that has specific application to the Company and the Subsidiaries (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition or results of operations of the Company and the Subsidiaries that has not been set forth in this Agreement or the Exhibits hereto.

          3.29  RELATIONSHIPS WITH RELATED PERSONS.  Except as listed on Exhibit
                ----------------------------------
3.29 attached hereto, as of the date hereof, neither Codina nor any Related Person of Codina has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company or the Subsidiaries' businesses. Except as listed on Exhibit 3.29 attached hereto, as of the date hereof, neither Codina nor any Related Person of Codina owns (of record or as a beneficial owner), an equity interest or any other financial or profit interest in a Person that has business dealings or a material financial interest in any transaction with the Company or any Subsidiary which involved payment in excess of $10,000 per annum.

          3.30  BROKERS OR FINDERS.  Neither Codina nor the Company nor any
                ------------------
Subsidiary has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement as the commission of any of the Contemplated Transactions except for the fee owed to Arthur Andersen by the Company as set forth on Exhibit 3.30.


          3.31  BANK ACCOUNTS; DIRECTORS AND OFFICERS.  A complete list of all
                -------------------------------------
bank accounts and safe deposit boxes maintained by each of the Company and the Subsidiaries and all persons entitled to draw thereon or with access thereto is set forth on Exhibit 3.31 attached hereto. Exhibit 3.31 also sets forth the names of all of the directors and officers of the Company and the Subsidiaries.


                 ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF
                 ----------------------------------------------

                               ST. JOE AND WEEKS
                               -----------------



         St. Joe represents and warrants to each of the Sellers as follows:


          4.1  ORGANIZATION AND GOOD STANDING.  St. Joe is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the State of Florida.

          4.2  AUTHORITY.  This Agreement and each of the St. Joe's Closing
               ---------
Documents listed in Section 2 constitutes the legal, valid and binding obligation of St. Joe, enforceable against St. Joe in accordance with its terms. St. Joe has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the St. Joe's Closing Documents and to perform its obligations under this Agreement and the St. Joe's Closing Documents.


          4.3  NO CONFLICT.  Neither the execution and delivery of this
               -----------
Agreement by St. Joe nor the consummation or performance of any of the Contemplated Transactions by St. Joe will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of St. Joe's Organizational Documents;


                  (ii) any resolution adopted by the board of directors or the stockholders of St. Joe;


                  (iii) any Legal Requirement or Order to which St. Joe may be subject;or

                  (iv) any Contract to which St. Joe is a party or by which St. Joe may be bound.


          St. Joe is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          4.4  INVESTMENT INTENT.  St. Joe is acquiring the St. Joe Shares for
               -----------------
its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

          4.5  CERTAIN PROCEEDINGS.  There is no pending Proceeding that has
               -------------------
been commenced against St. Joe and that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions. To St. Joe's Knowledge, no such Proceeding has been Threatened.

          4.6  BROKERS OR FINDERS.  Neither St. Joe nor its officers and agents
               ------------------
have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the consummation of the Contemplated Transactions.


          Weeks represents and warrants to each of the Sellers as follows:

          4.7  ORGANIZATION AND GOOD STANDING.  Weeks is a corporation, duly
               ------------------------------
organized validly existing and in good standing under the laws of the State of Georgia.

          4.8  AUTHORITY.  This Agreement and each of the Weeks Closing
               ---------
Documents constitutes the legal, valid and binding obligation of Weeks, enforceable against Weeks in accordance with its terms. Weeks has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Weeks' Closing Documents and to perform its obligations under this Agreement and the Weeks' Closing Documents.


          4.9  NO CONFLICT.  Neither the execution and delivery of this
               -----------
Agreement by Weeks nor the consummation or performance of any of the Contemplated Transactions by Weeks will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:


              (i)  any provision of Weeks' Organizational Documents;


              (ii) any resolution adopted by the board of directors or the stockholders of Weeks;

              (iii)any Legal Requirement or Order to which Weeks may be subject; or

              (iv) any Contract to which Weeks is a party or by which Weeks may be bound.


          Weeks is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

          4.10  INVESTMENT INTENT.  Weeks is acquiring the Weeks Shares for its
                -----------------
own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

          4.11  CERTAIN PROCEEDINGS.  There is no pending Proceeding that has
                -------------------
been commenced against Weeks and that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions. To Weeks' Knowledge, no such Proceeding has been Threatened.


          4.12  BROKERS OR FINDERS.  Neither Weeks nor its officers and agents
                ------------------
have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement the consummation of any of the Contemplated Transactions.

                     ARTICLE V.  INDEMNIFICATION; REMEDIES
                     -------------------------------------


          5.1  SURVIVAL; RIGHT TO INDEMNIFICATION.  All representations,
               ----------------------------------
warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive for eighteen (18) months after the Closing Date except for the representations and warranties contained in Section 3.12 which will survive for thirty-six (36) months after Closing Date.


          5.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY CODINA.  Codina will
               ------------------------------------------------
indemnify and hold harmless each of the Buyers and their respective stockholders, controlling persons and affiliates for and will pay to such persons the amount of any loss, liability, claim, damage, fine, penalty (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and accountants' fees) or diminution of value whether or not involving a third-party claim (collectively, "Damages") arising, directly or indirectly, from or in connection with:


                  (i) any Breach of any representation or warranty made by Sellers in this Agreement or any other certificate delivered by Sellers pursuant to this Agreement;

                  (ii) any Breach by Sellers of any covenant or obligation in this Agreement;

                  (iii) any claim by any Person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Codina or the Company or any Subsidiary (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

                  (iv) any breach of Contract or violation of law occurring prior to the date of closing.


          5.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY ST. JOE.  St. Joe will
               -------------------------------------------------
indemnify and hold harmless Sellers against any Damages arising, directly or indirectly, from or in connection with:

          (i) any Breach of any representation or warranty made by St. Joe in this Agreement or in any certificate or documents delivered by St. Joe pursuant to this Agreement; or

          (ii) any Breach by St. Joe of any covenant or obligation of St. Joe in this Agreement.


          5.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY WEEKS.  Weeks will
               -----------------------------------------------
indemnify and hold harmless Sellers against any Damages arising, directly or indirectly, from or in connection with:


          (i) any Breach of any representation or warranty made by Weeks in this Agreement or in any certificate or documents delivered by Weeks pursuant to this Agreement; or

          (ii) any Breach by Weeks of any covenant or obligation of Weeks in this Agreement.


          5.5  ASSERTION OF CLAIMS.  In the event that Buyers or Sellers desires
               -------------------
to make a claim under this Article 5 (an "Indemnification Claim"), the party to be indemnified (the "Indemnified Party") will give the other party (the "Indemnifying Party") prompt notice of any such Indemnification Claim and, in the event such Indemnification Claim involves any suit, action or other proceeding, pending or threatened, the Indemnifying Party will undertake the defense thereof by representatives chosen by it which are reasonably satisfactory to the Indemnified Party. The failure to promptly notify the Indemnifying Party hereunder shall not relieve such party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. If the Indemnifying Party, within a reasonable time after notice of any such Indemnification Claim, fails to defend such Indemnification Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Indemnification Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Indemnification Claim at any time prior to settlement, compromise or final determination thereof. The Indemnified Party shall, at the request and expense of the Indemnifying Party, provide reasonable assistance in the defense of any such Indemnification Claim. If the Indemnifying Party has undertaken defense of an Indemnification Claim and if there is a reasonable probability that (i) an Indemnification Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (ii) the Indemnified Party or parties may have legal defenses available to it which are different from or additional to the defenses available to the Indemnifying Party, the Indemnified Party shall have the right, at the Indemnifying Party's expense, to jointly control the defense, compromise or settlement of such Indemnification Claim. In all events an Indemnified Party shall have the right to participate in its defense at its own expense. Notwithstanding the foregoing, no Indemnifying Party shall be liable for any compromise or settlement of any action or proceeding effected without its written consent (which shall not be unreasonably withheld). The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or consent to the entry of any judgment with respect to the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnification Claim.


          5.6  INDEMNITY LIMITS.
               ----------------

          (a) Indemnification Claims shall be reduced by proceeds actually received by an Indemnified Party under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an Indemnification Claim by such Indemnified Party.

          (b) Notwithstanding anything herein to the contrary, (i) Codina shall not be obligated to indemnify Weeks against any Indemnification Claim pursuant to this Agreement unless and until all amounts for which Codina would otherwise be obligated to indemnify Weeks under this Agreement exceeds $250,000; provided, however, that if Codina's obligation under this Article V exceeds such limit, his obligation shall be for the full amount of such obligation, from the first dollar up to the maximum amount of his liability; (ii) Codina shall not be obligated to indemnify St. Joe against any Indemnification Claim pursuant to this Agreement unless and until all amounts for which Codina would otherwise be obligated to indemnify St. Joe under this Agreement exceeds $250,000; provided, however, that if Codina's obligation under this Article V exceeds such limit, his obligation shall be for the full amount of such obligation, from the first dollar up to the maximum amount of his liability; and (iii) in no event shall the aggregate liability of Codina pursuant to this Agreement exceed $1,500,000 with respect to Weeks or $1,500,000 with respect to St. Joe.

          (c) Notwithstanding anything herein to the contrary, neither Weeks nor St. Joe shall be obligated to indemnify against any Indemnification Claim pursuant to this Agreement until such time as Codina's aggregate right to such indemnification exceeds $250,000 with respect to indemnification by St. Joe; provided, however that if St. Joe's obligation under this Article V exceeds such limit, its obligation shall be for the full amount of such obligation, from the first dollar up to the maximum amount of its liability; and $250,000 with respect to indemnification by Weeks; provided, however, that if Weeks' obligation under this Article V exceed such limit, its obligation shall be for the full amount of such obligation, from the first dollar up to the maximum amount of its liability. St. Joe's and Weeks' aggregate liability for indemnification pursuant to Section 7.3 will not exceed $1,500,000 each.


                        ARTICLE VI.  GENERAL PROVISIONS
                        -------------------------------

          6.1  EXPENSES.  Each of Codina, St. Joe and Weeks will bear its
               --------
respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

          6.2  PUBLIC ANNOUNCEMENTS.  Any public announcement or similar
               --------------------
publicity with respect to this Agreement or the Contemplated Transaction will be issued, if at all, at such time and in such manner as Buyers and Codina mutually determine. Unless consented to by Buyers and Codina in advance or required by Legal Requirements, each party hereto shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyers will consult with each other concerning the means by which the Company's employees, customers, consultants and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions and Buyers will have the right to be present for any such communication.

          6.3  CONFIDENTIALITY.  Each party hereto will maintain in confidence
               ---------------
and will cause their respective directors, officers, employees, agents, consultants and advisors to maintain in confidence, any written, oral or other information obtained in confidence from another party hereto or the Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by legal proceedings; provided, however, that in the event of disclosure pursuant to (ii) or (iii) hereof, such disclosing party shall agree to provide prompt written notice to the other parties hereto prior to disclosure and to disclose only that portion of the confidential information which is legally required or otherwise necessary.

          6.4  ENFORCEMENT COSTS.  If any civil action, arbitration or other
               -----------------
legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party. All of such preceding enforcement costs shall not be subject to the limitations on amounts set forth in Section 5.6 of this Agreement.

          6.5  EQUITABLE REMEDIES.  Each of the parties acknowledges that the
               ------------------
other parties hereto will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, the other parties hereto shall be entitled, in addition to any other rights or remedies or law or in equity to which such party may be entitled, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

          6.6  NOTICES.  All notices, consents, waivers and other communications
               -------
under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service

(receipt requested) in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


To St. Joe:
-----------
St. Joe Corporation
1650 Prudential Drive, Suite 400
Jacksonville, Florida 32207
Attention:  David D. Fitch, Senior Vice President
Telephone:  (904) 396-6600
Facsimile:  (904) 396-4042



With a copy to:
--------------
Robert M. Rhodes, Esq.
St. Joe Corporation
1650 Prudential Drive, Suite 400
Jacksonville, Florida 32207
Telephone:  (904) 396-6600
Facsimile:  (904) 858-5237



To the Company:
--------------
Codina Group, Inc.
2 Alhambra Plaza
Penthouse #2
Miami, Florida 33134
Attention:  Henry Befeler, CFO
Telephone:  (305) 520-2317
Facsimile:  (305) 520-2342



With a copy to:
--------------
White & Case
First Union Financial Center
200 South Biscayne Boulevard
Miami, Florida 33131-2352
Attention:  K. Lawrence Gragg, Esq.
Telephone:  (305) 995-5209
Facsimile:  (305) 358-5744



To Weeks:
--------
Weeks Corporation
4497 Park Drive
Norcross, GA 30093
Attention:  A. Ray Weeks, Jr., Chairman and CEO
Telephone:  (770) 717-3202
Facsimile:  (770) 717-3310

With a copy to:
--------------
King & Spalding
191 Peachtree Street, N.E.
Atlanta, Georgia  30303-1763
Attention:  William B. Fryer, Esq.
Telephone:  (404) 572-4911
Facsimile:  (404) 572-5148


     6.7  JURISDICTION; SERVICE OF PROCESS.  Any action or proceeding seeking to
          --------------------------------
enforce any provision of or based on any right arising out of this Agreement may be brought against any of the parties in the courts of the Circuit Court in and for County of Dade, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.


     6.8  FURTHER ASSURANCES.   The parties agree (i) to furnish upon request to
          ------------------
each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.


     6.9  WAIVER.  The rights and remedies of the parties to this Agreement are
          ------
cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (i) no claim or right of any party arising out of this Agreement can be discharged by a party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party possessing such right, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and
(iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement; provided that notwithstanding anything herein to the contrary, if Weeks and St. Joe have the same or similar claim against Codina hereunder, either Weeks or St. Joe may settle such claim with Codina as to itself only without the consent of the other party.

     6.10 ENTIRE AGREEMENT AND AMENDMENT.  This Agreement supersedes all prior
          ------------------------------
agreements between the parties with respect to its subject matter including without limitation that certain letter of intent dated December 9, 1997 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties.

     6.11 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS.  No party may
          -------------------------------------------------
assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld; provided, however, that Weeks may freely transfer any of its rights under this Agreement to any Person of which Weeks Corporation owns, directly or indirectly, a majority of such Person's beneficial interest. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs and legal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs and legal representatives, successors and assigns.

     6.12 SEVERABILITY.  If any provision of this Agreement is held invalid or
          ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     6.13 SECTION HEADINGS, CONSTRUCTION.  The headings of Sections in this
          ------------------------------
Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Section" or "Sections" refer to the corresponding Article, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     6.14 TIME OF ESSENCE.  With regard to all dates and time periods set forth
          ---------------
or referred to in this Agreement, time is of the essence.

     6.15 GOVERNING LAW.  This Agreement will be governed by the laws of the
          -------------
State of Florida without regard to conflicts of laws principles.

     6.16 COUNTERPARTS.  This Agreement may be executed in one or more
          ------------
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which when taken together will be deemed to constitute one and the same agreement.

                         (Signatures on following page)

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                              ___________________________________
                              ARMANDO CODINA


                              CODINA GROUP, INC.



                              By:_________________________________
                                    Armando Codina, President



                              ST. JOE CORPORATION


                              By:_________________________________
                              Name:______________________________
                              Title:_______________________________



                              WEEKS REALTY SERVICES, INC.



                              By:________________________________

                              Name:______________________________

                              Title:_______________________________

                                   EXHIBIT A
                                   ---------


                               WARRANT AGREEMENT
                               -----------------

                                   EXHIBIT B
                                   ---------


                                SELLER'S RELEASE
                                ----------------